Exhibit 10.2

Confidential Treatment Requested
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission.
Asterisks denote omissions.

WEBBANK
and
LENDINGCLUB CORPORATION

MARKETING AND PROGRAM MANAGEMENT AGREEMENT

Dated as of
February 25, 2016

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SCHEDULES AND EXHIBITS

SCHEDULE 1	Definitions
SCHEDULE 41	Additional Terms
EXHIBIT A	The Program
EXHIBIT B	Credit Policy
EXHIBIT C	Form of Application
EXHIBIT D	Borrower Account and Loan Documentation
EXHIBIT E	Bank Secrecy Act Policy
EXHIBIT F	Sample Funding Statement
EXHIBIT G	Third-Party Service Contractors
EXHIBIT H	Insurance Requirements
EXHIBIT I	Program Compliance Manual

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This MARKETING AND PROGRAM MANAGEMENT AGREEMENT (this “Agreement”), dated as of February 25, 2016 (“Effective Date”), is made by and between WEBBANK, a Utah-chartered industrial bank having its principal location in Salt Lake City, Utah (“Bank”), and LENDINGCLUB CORPORATION, a Delaware corporation, having its principal location in San Francisco, California (“Company”).
WHEREAS, Company has developed on online platform through which consumers and businesses can apply for credit from credit-issuing banks that originate and issue loans or lines of credit through the platform;
WHEREAS, Bank is in the business of originating various types of consumer and business loans, including loans and lines of credit;
WHEREAS, the Parties have developed a program pursuant to which, subject to Bank’s direction and oversight, Company markets and Bank originates installment loans and lines of credit for qualifying consumers and businesses identified by Company, pursuant to a Third Amended and Restated Loan Account Program Agreement dated as of March 10, 2015 (the “Existing Program Agreement”); and
WHEREAS, effective as of the Effective Date, the Parties desire to amend and restate the terms of their Existing Program Agreement on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Company mutually agree as follows:

1.	Definitions; Effectiveness.

(a)	The terms used in this Agreement shall be defined as set forth in Schedule 1, and the rules of construction set forth in Schedule 1 shall apply to this Agreement.

(b)
This Agreement shall be effective as of the Effective Date and, as of the Effective Date, shall supersede and replace the Existing Program Agreement. This Agreement shall apply to all Loans originated by Bank during the term of this Agreement, on or after the Effective Date.

(c)
All Loans originated by Bank prior to the Effective Date shall be governed by the terms of the Existing Program Agreement as in effect at the time that such Loans were originated, and shall not be subject to the terms of this Agreement.

(d)	This Agreement shall not operate so as to render invalid or improper any action heretofore taken under the Existing Program Agreement.

2.
Marketing of the Program and Loans. Company shall promote and otherwise market the Program and the Loans. Marketing may include the use of third parties, including joint marketing agreements with other institutions, including financial institutions, all of which shall be within the scope of the Program and subject to the approval of Bank. In performing such promotion and other marketing services, Company may use any form of media, provided that Company shall discontinue the use of any specific form of media or media channel if directed to do so by Bank. Bank agrees that Company may refer to Bank and the Program in promotional and marketing materials, including marketing scripts, upon the condition that any references to Bank and/or the

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Program in any such materials (and any changes in such materials) must receive the prior written approval of Bank. Bank may require a change in such materials upon written notice provided to Company to the extent that such change is required by Applicable Laws, or to the extent that Bank determines such change is necessitated by safety and soundness concerns based upon standards established by a Regulatory Authority. Company shall ensure that all promotional and marketing materials shall be accurate and not misleading in all material respects. Company shall ensure that all promotional and marketing materials and strategies comply with Applicable Laws. The Parties will prepare a style guide to set forth rules regarding the usage of Bank’s name and the Program description and other matters that, when used by Company, shall be deemed to be approved by Bank; such style guide may be changed from time to time by Bank upon written notice to Company. The Parties also shall cooperate to develop and document a mutually agreed upon process for review of promotional and marketing materials, provided, however, that the failure of Bank to adhere to such process shall not be considered a breach of this Agreement.

3.
Extension of Credit. Upon approval of an Application, Bank shall originate a Borrower Account for the Applicant (unless the Applicant already has a Borrower Account through the Program with Bank, in which case a Loan would be originated through such existing Borrower Account), and any Loans to be made to that Applicant shall be issued under the Borrower Account for as long as the Borrower Account remains open. Company acknowledges that approval of an Application creates a creditor-borrower relationship between Bank and Borrower which involves, among other things, the disbursement of Loan Proceeds. Nothing in this Agreement shall obligate Bank to extend credit to an Applicant or disburse Loan Proceeds if Bank determines that doing so would be an unsafe or unsound banking practice. Bank shall use reasonable commercial efforts to provide Company prior notice of a decision not to extend credit to an Applicant or disburse Loan Proceeds in reliance on the preceding sentence and, in all instances where Bank does not provide such prior notice, Bank shall provide Company prompt notice after making a decision not to extend credit to an Applicant or disburse Loan Proceeds in reliance on the preceding sentence.

4.
Finance Documents and Credit Policy. The following documents, terms and procedures (“Finance Materials”) that have been approved by Bank and that will be used by Bank initially with respect to the Borrower Accounts and Loans are attached to this Agreement: (i) the Program description as Exhibit A; (ii) Credit Policy(ies) as Exhibit B; (iii) form(s) of Application(s), including disclosures required by Applicable Laws, as Exhibit C; and (iv) form(s) of Borrower Account Agreement(s) and Loan Agreement(s), privacy policy and privacy notices, and all other Applicant and Borrower communications as Exhibit D. The Finance Materials shall not be changed without the prior written consent of both Parties; provided, however, that Bank may change the Finance Materials upon written notice provided to Company but without Company’s prior written consent, to the extent that such change is required by Applicable Laws or necessitated by safety and soundness concerns or the direction of a Regulatory Authority of Bank. Changes to the Finance Materials that are adopted pursuant to the prior sentence do not require changing the Exhibits to this Agreement. Multiple versions of the Finance Materials may be in effect at the same time, for example in order to apply to different types of Loans (e.g., consumer-purpose and business-purpose). The Parties acknowledge that each Borrower Account Agreement, Loan Agreement and all other documents referring to the creditor for the Program shall identify Bank as the creditor for the Loans. Company shall ensure that the Finance Materials comply with Applicable Laws.

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5.	Loan Processing and Origination.

(a)
Company shall solicit Applications from Applicants and shall process such Applications on behalf of Bank (including retrieving credit reports) to determine whether the Applicant meets the eligibility criteria set forth in the Bank’s Credit Policy and Bank’s “Know Your Customer” and anti-money laundering criteria (collectively, the “Bank Secrecy Act Policy”), which is attached hereto as Exhibit E, and which may be updated by Bank from time to time and such updates shall be effective upon notice to Company as set forth herein. Company shall respond to all inquiries from Applicants regarding the application process.

(b)
Company shall forward to Bank mutually agreed information including name, address, social security number or taxpayer identification number, and date of birth (if applicable) regarding Applicants who meet the eligibility criteria set forth in a Credit Policy. Such Borrower information shall be deemed to be the Bank’s Confidential Information at the time of Application and shall remain the property of the Bank as long as the Borrower Account remains open and owned by Bank. Company shall have no discretion to override a Credit Policy with respect to any Applications.

(c)
Subject to the terms of this Agreement, Bank shall establish Borrower Accounts and Loans and make Loan Advances with respect to Applicants who meet the eligibility criteria set forth in Bank’s applicable Credit Policy. An Applicant who already has a Borrower Account may, in accordance with the applicable Credit Policy, apply for a Loan to be issued by Bank under the existing Borrower Account.

(d)
Pursuant to procedures mutually agreed to by the Parties, on behalf of Bank, Company shall deliver adverse action notices to Applicants who do not meet Credit Policy criteria or are otherwise denied by Bank.

(e)
Company shall deliver Program privacy notices, Borrower Account Agreements, and Loan Agreements to Borrowers. Company shall be solely responsible for filing and maintaining any Borrower-facing security agreements, financing statements, and other lien recordations, if any, in connection with Loans. Bank will provide prompt reasonable assistance as to such filings upon the request of Company.

(f)
Company shall hold and maintain, as custodian, and in trust, for Bank, all documents of Bank pertaining to Borrower Accounts and Loans. Company shall periodically provide to Bank copies of records required to be maintained under the Bank Secrecy Act Policy and such other documents regarding Borrower Accounts and Loans as requested by Bank, at intervals mutually agreed to by the Parties, but no less frequently than monthly.

(g)
Pursuant to Section 16, as Bank reasonably requires and upon reasonable advance written notice to Company, Bank will periodically audit Company for compliance with the terms of this Section 5 and the Agreement as a whole, including compliance with the standards set forth herein for Loan origination.

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(h)
Bank shall pay to Company the Transaction Fee, in consideration for Company’s marketing and facilitation activities with respect to Bank’s origination of a Borrower Account and a Loan. The Transaction Fee for a Loan shall be paid by Bank to Company on the day that a Loan is funded as provided in Section 6(a) (and, for a Loan that is a Line of Credit, shall be paid with respect to each Loan Advance on the date that a Loan Advance is funded). Bank shall transfer by wire transfer, or initiate a transfer by ACH, to an account designated by Company by no later than 3:00 PM Mountain Time on each Funding Date the aggregate Transaction Fee set forth on the Funding Statement.

(i)	During the period during which the Loans or Borrower Accounts (respectively) are owned by Bank, Company will:

(1)	take all actions reasonably necessary to effect and maintain Bank’s ownership interest in the Loans and Borrower Accounts; and

(2)
not create or suffer to exist by its actions or inactions where there was a duty to act (by operation of law or otherwise) any lien, encumbrance or security interest upon or with respect to any of the Loans or Borrower Accounts. Company shall immediately notify Bank of the existence of any such lien, encumbrance or security interest (other than any lien, encumbrance or security interest created by, at the direction of, or with the consent of Bank) and shall defend the right, title and interest in, to and under the Loans and Borrower Accounts against all claims of third parties (other than a claim based on any lien, encumbrance or security interest created by, at the direction of, or with the consent of Bank).

(j)	Company shall service the Borrower Accounts and the Loans in accordance with industry standards customary for loans and notes of the same general type and character.

(k)
All materials, documents, communications, forms, templates, policies, and procedures used by Company to service the Borrower Accounts and Loans (“Servicing Materials”) shall be subject to the advance approval of Bank. The Servicing Materials may be changed only with the prior written consent of both Parties; provided, that Bank may change the Servicing Materials upon written notice provided to Company but without Company’s prior written consent, to the extent that such change is required by Applicable Laws, or to the extent that Bank determines such change is necessitated by safety and soundness concerns. Company shall ensure that all Servicing Materials shall comply with Applicable Laws and shall be accurate and not misleading in all material respects.

(l)
Company shall perform the obligations described in this Section 5 and deliver any customer communications to Applicants and Borrowers as necessary to carry on the Program, all at Company’s own cost and in accordance with Applicable Laws.

6.	Funding Loans.

(a)
Company shall provide a Funding Statement to Bank by e-mail or as otherwise mutually agreed by the Parties by 1:00 PM Mountain Time on each Funding Date. Each Funding Statement shall (i) identify those Applicants whose Applications satisfy the requirements of a Credit Policy and with respect to whom Company requests that Bank establish Loans (or fund Loan Advances), (ii) provide the Funding Amount to be disbursed by Bank on

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such Funding Date, including instructions for the disbursement of Loan Proceeds to or on behalf of each Borrower, and (iii) provide the aggregate Transaction Fee related to such Loans. The Funding Statement shall be in the form of Exhibit F.

(b)
Subject to timely receipt of the Funding Statement, including receipt from Company of instructions for the disbursement of Loan Proceeds to or on behalf of each Borrower, Bank shall initiate the disbursement of Loan Proceeds to or on behalf of Borrowers in accordance with the procedures determined by the Parties, by no later than 5:00 PM Mountain Time on each Funding Date. Bank shall retain the Loan Origination Fees for Bank’s account.

(c)
To the extent that the aggregate principal balance of Loans held by Bank (or its Affiliates) would exceed the Program Threshold Amount following the funding of any Loan or Loan Advance, Bank may elect not to fund such Loan or Loan Advance. Company may request an increase in the Program Threshold Amount at any time by providing written notice to Bank, specifying the increased Program Threshold Amount requested and accompanied by information supporting Company’s conclusion that the proposed increased Program Threshold Amount is reasonably necessary to support the expected growth in Program volume. Bank shall approve or reject any such request within ten (10) Business Days, and shall use reasonable best efforts to provide its approval or rejection more quickly.

(d)
The obligations of Bank to disburse Loan Proceeds, as provided in Section 6(b), and to pay the Transaction Fee, as provided in Section 5(h), are subject to the satisfaction of the following conditions precedent immediately prior to each disbursement of Loan Proceeds by Bank:

(1)
the representations and warranties of Company set forth in the Program Documents shall be true and correct in all material respects at the time of or prior to each disbursement of Loan Proceeds by Bank as though made as of the time Bank disburses such Loan Proceeds; and

(2)	the obligations of Company set forth in the Program Documents to be performed prior to each disbursement of Loan Proceeds by Bank shall have been performed prior to each such disbursement.

7.	Representations and Warranties.

(a)	Bank hereby represents and warrants, as of the Effective Date, or covenants, as applicable, to Company that:

(1)
Bank is an FDIC-insured Utah-chartered industrial bank, duly organized, validly existing under the laws of the State of Utah and has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the charter or bylaws of Bank and will not result in a material breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party;

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(2)
All approvals, authorizations, licenses, registrations, consents, and other actions by, notices to, and filings with, any Person that may be required in connection with the execution, delivery, and performance of this Agreement by Bank, have been obtained;

(3)
This Agreement constitutes a legal, valid, and binding obligation of Bank, enforceable against Bank in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect, including the rights and obligations of receivers and conservators under 12 U.S.C. §§ 1821 (d) and (e), which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(4)
There are no proceedings or investigations pending or, to the best knowledge of Bank, threatened against Bank (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Bank pursuant to this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Bank, would materially and adversely affect the performance by Bank of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or (v) would have a materially adverse financial effect on Bank or its operations if resolved adversely to it; provided, however, that Bank makes no representation or warranty regarding the examination of Bank by the FDIC or the Utah Department of Financial Institutions, or any actions resulting from such examination;

(5)	Bank is not Insolvent;

(6)
The execution, delivery and performance of this Agreement by Bank comply with Utah and federal banking laws specifically applicable to Bank’s operations; provided that, except as expressly set forth herein, Bank makes no representation or warranty regarding compliance with Utah or federal banking laws relating to consumer or other borrower protection, consumer or business lending, usury, loan collection, anti-money laundering, data security or privacy;

(7)
To the extent that Bank receives non-public personally identifiable information from the Company or the Borrower, Bank will comply with all Applicable Laws related to the protection and retention of such information; and

(8)
The Proprietary Materials Bank licenses to Company pursuant to Section 12, and their use as contemplated by this Agreement, do not violate or infringe upon, or constitute an infringement or misappropriation of, any U.S. patent, copyright or U.S. trademark, service mark, trade name or trade secret of any person or entity and Bank has the right to grant the licenses set forth in Section 12 below.

(b)	Company hereby represents and warrants, as of the Effective Date, or covenants, as applicable, to Bank that:

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(1)
Company is a corporation, duly organized and validly existing in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery, and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the articles or bylaws of Company and will not result in a material breach of or constitute a default under or require any consent under any indenture, loan, or agreement to which Company is a party;

(2)
All approvals, authorizations, consents, and other actions by, notices to, and filings with any Person required to be obtained for the execution, delivery, and performance of this Agreement by Company, have been obtained;

(3)
This Agreement constitutes a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(4)
There are no proceedings or investigations pending or, to the best knowledge of Company, threatened against Company (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Company pursuant to this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Company, would materially and adversely affect the performance by Company of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement, or (v) that would have a materially adverse financial effect on Company or its operations if resolved adversely to it;

(5)	Company is not Insolvent;

(6)	The execution, delivery and performance of this Agreement by Company, the Finance Materials and the promotional and marketing materials and strategies shall all comply with Applicable Laws;

(7)
The Proprietary Materials Company licenses to Bank pursuant to Section 12, and their use as contemplated by this Agreement, do not violate or infringe upon, or constitute an infringement or misappropriation of, any U.S. patent, copyright or U.S. trademark, service mark, trade name or trade secret of any person or entity and Company has the right to grant the license set forth in Section 12 below; and

(8)
Company shall comply with Title V of the Gramm-Leach-Bliley Act and the implementing regulations of the FDIC, including but not limited to applicable limits on the use, disclosure, storage, safeguarding and destruction of Applicant information, and shall maintain data security and disaster recovery protections that at the least are consistent with industry standards for the consumer lending industry.

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(c)	Company hereby represents and warrants to Bank as of each Funding Date that:

(1)
For each Loan and each disbursement of Loan Proceeds: (i) to the best of Company’s knowledge, all information in the related Application is true and correct; (ii) assuming the mental capacity of the borrower (and Company has no knowledge that the borrower lacks mental capacity), the Loan is fully enforceable and all required disclosures to Borrowers have been delivered in compliance with Applicable Laws, and is not subject to any defense, counterclaim, recoupment or right of setoff or rescission; (iii) the Loan Agreement and all other Loan documents are genuine and, contain complete and accurate information as provided to Company (and Company has no knowledge of inaccuracy of such information), conform to the requirements of the Program, were prepared in conformity with the Program Compliance Manual, and represent the entire agreement between Bank and the Borrower; (iv) the Applicant has agreed to the Borrower Agreement, is of a sufficient age, and to the knowledge of Company has legal capacity, to enter into, execute and deliver the Loan Agreement and the Borrower Agreement; (v) the terms, covenants and conditions of the Loan and the Borrower Account have not been waived, altered, impaired, modified or amended in any respect; (vi) all necessary approvals required to be obtained by Company have been obtained; (vii) principal payments of, and interest payments on, the Loan are payable to Bank and its successors and assigns in legal tender of the United States, and will not be made by the Company or any of its affiliates; (viii) the Loan does not contain any provision pursuant to which monthly payments are paid by any source other than the Borrower or that may constitute a “buydown” provision, and the Loan is not a graduated payment consumer loan, and does not have a shared appreciation or contingent interest feature; (ix) the Loan is denominated in dollars, and the billing address of the related Borrower and the bank account used for payments via ACH transfers on the Loan are each located in the United States; (x) Company has fulfilled all of its obligations with respect to the origination of the Loan; (xi) Company has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the applicable Borrower, directly or indirectly, for the payment of any amount required by the Loan; and (xii) any automated data processing systems used by or on behalf of Company in connection with Loan origination comply with Applicable Laws; and (xiii) nothing exists as to the Company or its business that would prohibit the sale of the Loans or Receivables by Bank;

(2)
Each Borrower listed on a Funding Statement is eligible for a Loan (and a Loan Advance, as applicable) under the applicable Credit Policy, as in effect from time to time; each Borrower has submitted and completed an electronically executed Application;

(3)	The origination of the Loan will, assuming performance by Bank of its obligations under this Agreement, comply with all Applicable Laws;

(4)
Company has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Loans nor authorized the filing of, and is not aware of, any financing statements against the Company that include a description of collateral covering any portion of the Loans (except for Loans that

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have been sold by Bank under the Program Documents and any UCC filed pursuant thereto); the Loan Agreement or other record that constitutes or evidences a Loan does not have any marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any Person (except for Loans that have been sold by Bank under the Program Documents) or as directed by the Bank;

(5)	The Loan constitutes a “payment intangible” within the meaning of Article 9 of the Uniform Commercial Code;

(6)
Company has not entered into any agreement with the Borrower except in a form agreed to by Bank, and no agreement between Company and Borrower prohibits, restricts or conditions the assignment of a Loan;

(7)
All information provided by Company to Bank in connection with a Loan or Borrower Account is true and correct (other than information provided by a Borrower or a credit reporting agency to Company, which is true and correct to the best of Company’s knowledge);

(8)	Each Loan is readily identifiable by the loan identification number ascribed thereto and no other outstanding Loan has the same loan identification number; and

(9)	The information on each Funding Statement is true and correct in all respects.

(d)
The representations and warranties of Bank and Company contained in this Section 7, except those representations and warranties contained in subsections 7(a)(4) and 7(b)(4), are made continuously throughout the term of this Agreement. In the event that any investigation or proceeding of the nature described in subsections 7(a)(4) and 7(b)(4) is instituted or threatened against either Party, such Party shall promptly notify the other Party of the pending or threatened investigation or proceeding (unless prohibited from doing so by Applicable Laws or the direction of a Regulatory Authority).

8.	Other Relationships with Borrowers.

(a)
Separate from the obligation to market Loans offered by Bank, and subject to the Program privacy policy and Applicable Laws, Company shall have the right, at its own expense, to solicit Applicants and/or Borrowers with offerings of any goods and services from Company and parties other than Bank, provided, however, that in the event that Company uses Bank’s name and/or Proprietary Materials in connection with such offerings, Company shall obtain Bank’s prior approval for such use.

(b)
Except as necessary to carry out its rights and responsibilities under the Program Documents, Bank shall not use Applicant and/or Borrower information and shall not provide or disclose any Applicant and/or Borrower information to any Person, except to the extent required to do so under Applicable Laws or legal process.

(c)
Notwithstanding subsection 8(b), (i) Bank may make solicitations for goods and services to the public, which may include one or more Applicants or Borrowers; provided that Bank does not (A) target such solicitations to specific Applicants and/or Borrowers, or

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(B) refer to or otherwise use the name of Company; and (ii) Bank shall not be obligated to redact the names of Applicants and/or Borrowers from marketing lists acquired from third parties (e.g., subscription lists) that Bank uses for solicitations.

(d)	The terms of this Section 8 shall survive the expiration or earlier termination of this Agreement.

9.	Indemnification.

(a)
Company agrees to defend, indemnify, and hold harmless Bank and its Affiliates, and the officers, directors, employees, representatives, shareholders, agents and attorneys of such entities (the “Indemnified Parties”) from and against any and all claims, actions, liability, judgments, damages, costs and expenses, including reasonable attorneys’ fees (“Losses”) to the extent arising from Bank’s participation in the Program and the Prior Programs as contemplated by the Program Documents and the Prior Program Documents (including Losses arising from a violation of Applicable Laws or a breach by Company or its agents or representatives of any of Company’s representations, warranties, obligations or undertakings under the Program Documents and the Prior Program Documents). Notwithstanding the foregoing, Company shall not be obligated to indemnify any Indemnified Parties to the extent of: (i) Losses that arise from the gross negligence or willful misconduct of Bank, or its officers, directors, employees or agents (other than Company and its agents), or (ii) Excluded Servicing Losses.

(b)
To the extent permitted by Applicable Laws, any Indemnified Party seeking indemnification hereunder shall promptly notify Company, in writing, of any notice of the assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, or if the Indemnified Party determines the existence of any such claim or the commencement by any third party of any such legal or regulatory proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which Company is or may be obligated to provide indemnification (an “Indemnifiable Claim”), specifying in reasonable detail the nature of the claim and, if known, the amount or an estimate of the amount of the Loss; provided, that failure to promptly give such notice shall only limit the liability of Company to the extent of the actual prejudice, if any, suffered by Company as a result of such failure. The Indemnified Party shall provide to Company as promptly as practicable thereafter information and documentation reasonably requested by Company to defend against the Indemnifiable Claim.

(c)
Company shall have ten (10) days after receipt of any notification of an Indemnifiable Claim (a “Claim Notice”) to notify the Indemnified Party in writing of Company’s election to assume the defense of the Indemnifiable Claim and, through counsel of the Company’s own choosing, and at its own expense, to commence the settlement or defense thereof, and the Indemnified Party shall cooperate with Company in connection therewith if such cooperation is so requested and the request is reasonable; provided that Company shall hold the Indemnified Party harmless from all its reasonable out-of-pocket expenses, including reasonable attorneys’ fees, incurred in connection with the Indemnified Party’s cooperation; provided, further, that if the Indemnifiable Claim relates to a matter before a Regulatory Authority, the Indemnified Party may elect, upon written notice to Company (the “Assumption Notice”), to assume the defense of the

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Indemnifiable Claim at the cost of and with the cooperation of Company. If the Company assumes responsibility for the settlement or defense of any such claim, (i) Company shall permit the Indemnified Party to participate at the Indemnified Party’s expense (for which no claim of Losses shall be made) in such settlement or defense through counsel chosen by the Indemnified Party; provided that, in the event that both Company and the Indemnified Party are defendants in the proceeding and the Indemnified Party has reasonably determined and notified Company that representation of both parties by the same counsel would be inappropriate due to the actual or potential differing interests between them, then the reasonable fees and expenses of one such counsel for all Indemnified Parties in the aggregate shall be borne by Company; and (ii) Company shall not settle any Indemnifiable Claim without the Indemnified Party’s consent.

(d)
If the Company does not notify the Indemnified Party in writing within ten (10) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, or if Company fails to contest vigorously any such Indemnifiable Claim, or if the Indemnified Party elects to control the defense of an Indemnifiable Claim before a Regulatory Authority as permitted by Section 9(c), then, in each case, the Indemnified Party shall have the right, upon reasonable written notice to the Company, to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided that the Indemnified Party shall notify Company in writing prior thereto of any compromise or settlement of any such Indemnifiable Claim. No action taken by the Indemnified Party pursuant to this paragraph (d) shall deprive the Indemnified Party of its rights to indemnification pursuant to this Section 9.

(e)	All amounts due under this Section 9 shall be payable not later than ten (10) days after receipt of the written demand therefor.

(f)	The terms of this Section 9 shall survive the expiration or earlier termination of this Agreement.

10.	Term and Termination.

(a)
This Agreement shall have an initial term beginning on the Effective Date and ending on January 31, 2020 (the “Initial Term”) and shall renew automatically for two (2) successive terms of one (1) year each (each a “Renewal Term,” collectively, the Initial Term and Renewal Term(s) shall be referred to as the “Term”), unless either Party provides notice of non-renewal to the other Party at least one hundred eighty (180) days prior to the end of the Initial Term or any Renewal Term or this Agreement is earlier terminated in accordance with the provisions hereof.

(b)	This Agreement shall terminate immediately upon the expiration or earlier termination of either the Loan Sale Agreement or the Servicing Agreement.

(c)	Bank shall have the right to terminate this Agreement immediately upon written notice to Company if:

(1)	based upon the opinion of counsel, Bank’s continued participation in the Program would be in violation of Applicable Law or has been prohibited pursuant to an

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order or other action, including any letter or directive of any kind, by a Regulatory Authority;

(2)
a Regulatory Authority with jurisdiction over Bank has provided, formally or informally, concerns about the Program and Bank determines, in its sole discretion, and based upon the opinion of counsel, that its rights and remedies under this Agreement are not sufficient to protect Bank fully against the potential consequences of such concerns;

(3)	a fine or penalty has been assessed against Bank by a Regulatory Authority in connection with the Program, including as a result of a consent order or stipulated judgment;

(4)
Company defaults on its obligation to make a payment to Bank as provided in Schedule 2 of the Loan Sale Agreement or Section 3.2(d) of the Servicing Agreement and fails to cure such default within one (1) Business Day of receiving notice of such default from Bank; (ii) if Company defaults on its obligation to make a payment to Bank as provided in Schedule 2 of the Loan Sale Agreement or Section 3.2(d) of the Servicing Agreement more than once in any three (3) month period; or (iii) if Company fails to maintain the Required Balance in the Collateral Account as required by Schedule 31 of the Loan Sale Agreement; or

(5)
there is a Change of Control of Company and the Bank exercises its termination right pursuant to this clause (5) not later than forty-five (45) days following receipt of the Company’s notice of such Change of Control of Company.

(d)	A Party shall have a right to terminate this Agreement immediately upon written notice to the other Party in any of the following circumstances:

(1)
any representation or warranty made by the other Party in this Agreement shall be incorrect in any material respect and shall not have been corrected within thirty (30) Business Days after written notice thereof has been given to such other Party;

(2)
the other Party shall default in the performance of any obligation or undertaking under this Agreement and such default shall continue for thirty (30) Business Days after written notice thereof has been given to such other Party;

(3)
the other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official or to any involuntary case or other similar proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

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(4)
an involuntary case or other proceeding, whether pursuant to banking regulations or otherwise, shall be commenced against the other Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property; or an order for relief shall be entered against the other Party under the federal bankruptcy laws as now or hereafter in effect; or

(5)	there is a materially adverse change in the financial condition of the other Party on a consolidated basis.

(e)
Upon termination of the Agreement by Company pursuant to Section 10(d), at the written request of Company, Bank shall continue to operate the Program for up to one hundred and eighty (180) days following receipt of Company’s written notice of termination, so long as both Parties continue to perform their respective obligations under the Program during the period contemplated in this Section 10(e). At the conclusion of such period, Bank may offer to Company and Company shall purchase all such offered Loans established by Bank through such date that have not already been purchased by Company.

(f)	Except as provided in Section 10(e), Bank shall not be obligated to approve Applications, establish new Borrower Accounts or Loans, or fund new Loan Advances, after termination of this Agreement.

(g)	Except as set forth in Section 10(f), the termination of this Agreement either in part or in whole shall not discharge any Party from any obligation incurred prior to such termination.

(h)
Except as provided in Section 10(e), upon termination of this Agreement, Bank may offer to Company and Company shall purchase all such offered Loans established by Bank prior to and on the date of termination that have not already been purchased by Company.

(i)
Bank’s obligation to operate the Program and establish Loans subsequent to a notice of termination or termination of this Agreement shall in all cases be subject to Applicable Law and/or regulatory requirements.

(j)
Company’s failure to obtain the approval of Bank as required by Sections 2, 4 or 30, and Company’s failure to provide any notice required by Section 32, shall each constitute a material breach of this Agreement. In addition to any other remedies permitted by Applicable Law or this Agreement and without limiting Bank’s rights under Section 9, Bank may also invoice Company for, and Company agrees to pay, liquidated damages in the amount of (i) [***], or (ii) [***] for each subsequent failure of Company to obtain approval or provide notice. The Parties agree that it would be difficult to determine the precise damages to Bank in the event of such a breach by Company, and the Parties have therefore agreed on the foregoing liquidated damages as a reasonable approximation of the damages to Bank in the event of such a breach.

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(k)
Bank may terminate this Agreement immediately upon written notice to Company if Bank incurs any Loss that would have been subject to indemnification under Section 9(a) but for the application of Applicable Laws that limit or restrict Bank’s ability to seek such indemnification.

(l)
In addition to any other rights or remedies available to the Bank under this Agreement or by law, Bank shall have the right to suspend performance of its obligations under this Agreement, including, but not limited to, Bank’s payments of the Transaction Fee and Funding Amounts (as required under Sections 5 and 6 of this Agreement) during the period commencing with the occurrence of any monetary default by Company, including but not limited to the failure to purchase any Loans or Receivables under the Loan Sale Agreement, and ending when such condition has been cured. Notwithstanding such suspension right, Bank may terminate this Agreement as provided in Section 10(c).

(m)
Upon the effectiveness of the expiration or termination of this Agreement, Company may purchase, and Bank shall sell to Company, all Borrower Accounts for consideration of [***]. Company shall provide its election to so purchase the Borrower Accounts not later than ten (10) days prior to the effectiveness of the expiration or termination of this Agreement and, if Company does not so elect, Bank shall close all Borrower Accounts and Company shall provide any communication of such closure to Borrowers as may be required or desirable under Applicable Laws.

(n)	The terms of this Section 10 shall survive the expiration or earlier termination of this Agreement.

11.	Confidentiality.

(a)
Each Party agrees that Confidential Information of the other Party shall be used by such Party solely in the performance of its obligations and exercise of its rights pursuant to the Program Documents. Except as required by Applicable Laws or legal process, neither Party (the “Restricted Party”) shall disclose Confidential Information of the other Party to third parties; provided, however, that the Restricted Party may disclose Confidential Information of the other Party (i) to the Restricted Party’s Affiliates, agents, representatives or subcontractors for the sole purpose of fulfilling the Restricted Party’s obligations under this Agreement (as long as the Restricted Party exercises reasonable efforts to prohibit any further disclosure by its Affiliates, agents, representatives or subcontractors), provided that in all events, the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by any of its Affiliates, agents, representatives or subcontractors, (ii) to the Restricted Party’s auditors, accountants and other professional advisors (provided such receiving party is subject to confidentiality obligations at least as stringent as those set forth herein and the Restricted Party shall be responsible for any breach of confidentiality obligations by such receiving party), or to a Regulatory Authority or (iii) to any other third party as mutually agreed by the Parties.

(b)	A Party’s Confidential Information shall not include information that:

(1)	is generally available to the public;

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(2)	has become publicly known, without fault on the part of the Party who now seeks to disclose such information (the “Disclosing Party”), subsequent to the Disclosing Party acquiring the information;

(3)	was otherwise known by, or available to, the Disclosing Party prior to entering into this Agreement; or

(4)
becomes available to the Disclosing Party on a non-confidential basis from a Person, other than a Party to this Agreement, who is not known by the Disclosing Party after reasonable inquiry to be bound by a confidentiality agreement with the non-Disclosing Party or otherwise prohibited from transmitting the information to the Disclosing Party.

(c)
Upon written request or upon the termination of this Agreement, each Party shall, within thirty (30) days, return to the other Party all Confidential Information of the other Party in its possession that is in written form, including by way of example, but not limited to, reports, plans, and manuals; provided, however, that either Party may maintain in its possession all such Confidential Information of the other Party required to be maintained under Applicable Laws relating to the retention of records for the period of time required thereunder.

(d)
In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other Party, the Restricted Party will provide the other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy and/or waive the Restricted Party’s compliance with the provisions of this Agreement. In the event that the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the other Party grants a waiver hereunder, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information of the other Party which the Restricted Party is legally compelled to disclose and will exercise such efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information of the other Party so furnished as the Restricted Party would exercise in assuring the confidentiality of any of its own Confidential Information.

(e)	The terms of this Section 11 shall survive the expiration or earlier termination of this Agreement.

12.
Proprietary Material. Each Party (“Licensing Party”) hereby provides the other Party (“Licensee”) with a non-exclusive right and license to use and reproduce the Licensing Party’s name, logo, registered trademarks and service marks (“Proprietary Material”) on the Applications, Borrower Account Agreements, Loan Agreements, marketing materials, servicing materials and otherwise in connection with the fulfillment of Licensee’s obligations under the Program Documents; provided, however, that (i) the Licensee shall at all times comply with written instructions provided by the Licensing Party regarding the use of the Licensing Party’s Proprietary Material, and (ii) Licensee acknowledges that, except as specifically provided in this Agreement, it will acquire no interest in the Licensing Party’s Proprietary Material. Upon termination of this Agreement, Licensee will cease using Licensing Party’s Proprietary Material.

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13.
Relationship of Parties. The Parties agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or any association for profit between Bank and Company.

14.	Expenses.

(a)	Except as set forth herein, each Party shall bear the costs and expenses of performing its obligations under this Agreement.

(b)	Company shall reimburse Bank for all reasonable third party fees incurred by Bank in connection with the performance of this Agreement.

(c)	Company shall pay all costs of obtaining credit reports and delivering adverse action notices.

(d)
Each Party shall be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement and for compliance with all filing, registration and other requirements with regard thereto.

(e)
Company shall be responsible for (i) all of Bank’s reasonable out-of-pocket legal fees directly related to the Program, including Bank’s attorneys’ fees and expenses in connection with the preparation, negotiation, execution, and delivery of the Program Documents; any amendment, modification, administration, collection and enforcement of the Program Documents; any modification of the Finance Materials or other documents or disclosures related to the Program; or any dispute or litigation arising out of or related to the Program; and (ii) all of Bank’s reasonable out-of-pocket costs and expenses for any other third-party professional services related to the Program, including the services of any third-party compliance specialists in connection with Bank’s preparation of policies and procedures and Bank’s review of the Program. To the extent that such fees are expected to exceed [***] in a calendar quarter, Bank will provide email notification to the extent reasonably practicable. Company shall also pay for an annual compliance audit of the Program, and such other audits as may be requested by Bank from time to time in its reasonable discretion, in each case to be conducted by a third-party audit firm that is selected by and reports to Bank. Bank shall invoice Company for such fees. Company shall pay such invoice within thirty (30) days of receipt of such invoice.

(f)
All fees payable pursuant to this Section 14 may be paid by wire, ACH, or check, as determined by the Company, but shall be paid pursuant to the terms of the Bank’s invoice. Bank may assess a service charge of 1.5% per month on any amounts due under this Agreement that are thirty (30) days past due.

15.
Examination. Each Party agrees to submit to any examination that may be required by a Regulatory Authority having jurisdiction over the other Party, during regular business hours and upon reasonable prior notice, and to otherwise provide reasonable cooperation to the other Party in responding to such Regulatory Authority’s inquiries and requests relating to the Program.

16.	Inspection; Reports. Each Party, upon reasonable prior notice from the other Party, agrees to submit to an inspection of its books, records, accounts, and facilities relevant to the Program,

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from time to time, during regular business hours subject, in the case of Bank, to the duty of confidentiality it owes to its customers and banking secrecy and confidentiality requirements otherwise applicable under Applicable Laws. All expenses of inspection shall be borne by the Party conducting the inspection. Notwithstanding the obligation of each Party to bear its own expenses of inspection, Company shall reimburse Bank for reasonable out of pocket expenses incurred by Bank in the performance of periodic on site reviews of Company’s financial condition, operations and internal controls. Company shall store all documentation and electronic data related to its performance under this Agreement and shall make such documentation and data available during any inspection by Bank or its designee. With such frequency and in such manner as mutually agreed by the Parties, Company shall report to Bank regarding the performance of its obligations.

17.
Governing Law; Waiver of Jury Trial. This Agreement shall be interpreted and construed in accordance with the laws of the State of Utah, without giving effect to the rules, policies, or principles thereof with respect to conflicts of laws. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER. The terms of this Section 17 shall survive the expiration or earlier termination of this Agreement.

18.
Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

19.
Assignment. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties and their respective successors, and permitted assigns. Neither Party shall be entitled to assign or transfer any interest under this Agreement without the prior written consent of the other Party. No assignment under this section shall relieve a Party of its obligations under this Agreement. Company may use subcontractors in the performance of its obligations under this Agreement, subject to Bank’s prior written approval of each such subcontractor; Bank may request the right to review and approve the contract between Company and any subcontractor. A list of approved subcontractors is attached in the form of Exhibit G hereto. Company agrees to be fully responsible for the acts and omissions of all subcontractors, including the subcontractors’ compliance with the terms of this Agreement and all Applicable Laws. Upon request by Bank, Company shall (a) cause a subcontractor to submit to an audit or examination by Bank or a Regulatory Authority having jurisdiction over Bank, and (b) terminate or suspend a subcontractor.

20.	Third Party Beneficiaries. Nothing contained herein shall be construed as creating a third-party beneficiary relationship between either Party and any other Person.

21.
Notices. All notices and other communications that are required or may be given in connection with this Agreement shall be in writing and shall be deemed received (a) on the day delivered, if delivered by hand; (b) on the day transmitted, if transmitted by facsimile or e-mail with receipt confirmed; or (c) three (3) business days after the date of mailing to the other Party, if mailed first-class postage prepaid, at the following address, or such other address as either Party shall specify in a notice to the other:

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To Bank:	WebBank
Attn: Senior Vice President – Strategic Partners
215 S. State Street, Suite 1000
Salt Lake City, UT 84111
Tel. (801) 456-8398
Fax: (801) 456-8398
Email: strategicpartnerships@webbank.com

With a copy to:	WebBank
Attn: Chief Compliance Officer
215 S. State Street, Suite 1000
Salt Lake City, UT 84111
Tel. (801) 456-8397
Fax: (801) 456-8397
Email: complianceofficer@webbank.com

To Company:	LendingClub Corporation
71 Stevenson, Suite 300
San Francisco, CA 94105
Attn: Renaud Laplanche, Chief Executive Officer
E-mail Address: rlaplanche@lendingclub.com
Telephone: (415) 632-5667
Facsimile: (415) 632-5608

With a copy to:	LendingClub Corporation
71 Stevenson, Suite 300
San Francisco, CA 94105
Attn: General Counsel
E-mail Address: jaltieri@lendingclub.com
Telephone: (415) 632-5666
Facsimile: (415) 632-5608

22.
Amendment and Waiver. This Agreement may be amended only by a written instrument signed by each of the Parties. The failure of a Party to require the performance of any term of this Agreement or the waiver by a Party of any default under this Agreement shall not prevent a subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach. All waivers must be in writing and signed by the Party against whom the waiver is to be enforced.

23.
Entire Agreement. The Program Documents, including exhibits, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter.

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24.
Counterparts. This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

25.
Interpretation. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against either Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.

26.
Agreement Subject to Applicable Laws. If (a) either Party has been advised by legal counsel of a change in Applicable Laws or any judicial decision of a court having jurisdiction over such Party or any interpretation of a Regulatory Authority that, in the view of such legal counsel, would have a materially adverse effect on the rights or obligations of such Party under this Agreement or the financial condition of such Party, (b) either Party receives a request of any Regulatory Authority having jurisdiction over such Party, including any letter or directive of any kind from any such Regulatory Authority, that prohibits or restricts such Party from carrying out its obligations under this Agreement, or (c) either Party has been advised by legal counsel that there is a material risk that such Party’s or the other Party’s continued performance under this Agreement would violate Applicable Laws, then the Parties shall meet and consider in good faith any modifications, changes or additions to the Program or the Program Documents that may be necessary to eliminate such result. Notwithstanding any other provision of the Program Documents, including Section 10 hereof, if the Parties are unable to reach agreement regarding such modifications, changes or additions to the Program or the Program Documents within ten (10) Business Days after the Parties initially meet, either Party may terminate this Agreement upon five (5) Business Days’ prior written notice to the other Party. A Party may suspend performance of its obligations under this Agreement, or require the other Party to suspend its performance of its obligations under this Agreement, upon providing the other Party advance written notice, if any event described in subsections 26(a), (b) or (c) above occurs.

27.
Force Majeure. If any Party is unable to carry out the whole or any part of its obligations under this Agreement by reason of a Force Majeure Event, then the performance of the obligations under this Agreement of such Party as they are affected by such cause shall be excused during the continuance of the inability so caused, except that should such inability not be remedied within thirty (30) days after the date of such cause, the Party not so affected may at any time after the expiration of such thirty (30) day period, during the continuance of such inability, terminate this Agreement on giving written notice to the other Party and without payment of a termination fee or other penalty. To the extent that the Party not affected by a Force Majeure Event is unable to carry out the whole or any part of its obligations under this Agreement because a prerequisite obligation of the Party so affected has not been performed, the Party not affected by a Force Majeure Event also is excused from such performance during such period. A “Force Majeure Event” as used in this Agreement shall mean an unanticipated event that is not reasonably within the control of the affected Party or its subcontractors (including, but not limited to, acts of God, acts of governmental authorities, strikes, war, riot and any other causes of such nature), and which by exercise of reasonable due diligence, such affected Party or its subcontractors could not reasonably have been expected to avoid, overcome or obtain, or cause to be obtained, a commercially reasonable substitute therefore. No Party shall be relieved of its obligations

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hereunder if its failure of performance is due to removable or remediable causes which such Party fails to remove or remedy using commercially reasonable efforts within a reasonable time period. Either Party rendered unable to fulfill any of its obligations under this Agreement by reason of a Force Majeure Event shall give prompt notice of such fact to the other Party, followed by written confirmation of notice, and shall exercise due diligence to remove such inability with all reasonable dispatch.

28.
Jurisdiction; Venue. The Parties consent to the personal jurisdiction and venue of the federal and state courts in Salt Lake City, Utah for any court action or proceeding. The terms of this Section 28 shall survive the expiration or earlier termination of this Agreement.

29.
Insurance. Company agrees to maintain insurance coverage on the terms and conditions specified in Exhibit H at all times during the term of this Agreement and to notify Bank promptly of any cancellation or lapse of any such insurance coverage.

30.
Compliance with Applicable Laws; Program Compliance Manual. Company shall comply with Applicable Laws, the Bank Secrecy Act Policy and the Program Compliance Manual in its performance of this Agreement, including Loan solicitation, Application processing, Borrower Account and Loan servicing, and preparation of Borrower Account Agreements, Loan Agreements and other Loan documents. The Program Compliance Manual shall not be changed without the prior written consent of both Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that Bank may change the Program Compliance Manual upon written notice provided to Company but without Company’s prior written consent, to the extent that such change is required by Applicable Laws, or to the extent that Bank determines such change is necessitated by safety and soundness concerns. A copy of the Program Compliance Manual is attached hereto as Exhibit I. Without limiting the foregoing, Company shall:

(a)
apply to all Applicants customer identification procedures that comply with Section 326 of the USA PATRIOT Act of 2001 (“Patriot Act”) and the implementing regulations applicable to Bank (31 C.F.R. § 1020.220);

(b)
retain for five (5) years after the later of when a Borrower Account or Loan is closed or sold by Bank, and deliver to Bank upon request: (i) the Applicant’s name, address, social security number or taxpayer identification number, and date of birth (if applicable) obtained pursuant to such customer identification procedures; (ii) a description of the methods and the results of any measures undertaken to verify the identity of the Applicant; and (iii) a description of the resolution of any substantive discrepancy discovered when verifying the identifying information obtained;

(c)
screen all Applicants against the Office of Foreign Assets Control list of Specially Designated Nationals and Blocked Persons, and reject any Applicant whose name and other identifiable data matches a name and such other data on such list and notify Bank thereof; screen all Borrowers with Borrower Accounts and all Borrowers of any Loans held by Bank on a periodic basis against the Office of Foreign Assets Control list of Specially Designated Nationals and Blocked Persons, notify Bank of any matches and cooperate with Bank to take any actions as may be necessary;

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(d)
monitor, identify and report to Bank any suspicious activity that meets the thresholds for submitting a Suspicious Activity Report under the Bank Secrecy Act and the implementing regulations applicable to Bank (31 C.F.R. § 1020.320);

(e)
maintain an anti-money laundering program as to Borrowers to assist Bank in its compliance with Section 352 of the Patriot Act and the implementing regulations applicable to Bank (31 C.F.R. § 1020.210);

(f)
in addition to the information retained pursuant to subsection (b) above, retain the account number identifying a Borrower’s Borrower Account and Loan for at least one (1) year after a Borrower Account or Loan is closed or sold by Bank;

(g)
upon receipt of a government information request forwarded by Bank to Company, (i) compare the names, addresses, and social security numbers or taxpayer identification numbers on such government list provided by Bank with the names, addresses, and social security numbers or taxpayer identification numbers of Borrowers for all Borrower Accounts held by Bank within the prior twelve (12) months and Borrowers of Loans purchased from Bank within the prior twelve (12) months, and (ii) within five (5) Business Days of receipt of such an information request, deliver to Bank a certification of completion of such a records search, which shall indicate whether Company located a name, address, social security number, or taxpayer identification number match and, if so, provide for any such match: the name of the Borrower, the account number identifying the Borrower’s Borrower Account and Loan, and the Borrower’s social security number, taxpayer identification number, date of birth, address, or other similar identifying information provided by the Borrower, to assist Bank in its compliance with Section 314(a) of the Patriot Act and the implementing regulations applicable to Bank (31 C.F.R. § 1010.520);

(h)
provide to Bank electronic copies of the information retained pursuant to subsections (b) and (g) above as mutually agreed to by the Parties, no later than within five (5) days following receipt of the request, or within a shorter period of time if required by a Regulatory Authority or Applicable Law;

(i)
(i) maintain policies and procedures (“Red Flags Policy”) to (1) detect relevant red flags that may arise in the performance of Company’s obligations, (2) take appropriate steps to address such red flags and to prevent and mitigate the effect of identity theft, (3) report to Bank on such policies and procedures on a regular basis, and (4) otherwise assist Bank in complying with the provisions of § 605A of the Fair Credit Reporting Act, 15 U.S.C. § 1681c-1, and applicable implementing regulations; (ii) identify a program administrator responsible for the Red Flags Policy; (iii) conduct annual training regarding the Red Flags Policy; and (iv) provide a written report regarding the Red Flags Policy no less frequently than annually, by the date designated by the Bank, which report shall (1) address material matters related to the program, (2) evaluate issues such as the effectiveness of the Red Flags Policy in addressing the risk of identity theft in connection with the opening of covered accounts and with respect to existing covered accounts, (3) identify service provider arrangements, (4) identify significant incidents involving identity theft and management's response, and (5) provide recommendations for material changes to the Red Flags Policy;

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(j)
maintain a compliance management system (“CMS”) to provide an internal control process for the business functions and processes directed towards Applicants and Borrowers, including the activities of significant subcontractors, the elements of which CMS shall include (i) an overall policy statement governing the CMS, (ii) specific procedures for approvals of additions or changes to the CMS, including a description of items subject to the CMS, a process for internal review and approval by Company and its legal counsel, and a process for internal review and approval by Bank and its legal counsel, and (iii) documentation of Company’s testing process, including testing/review of Company’s website and user acceptance testing (UAT); the scope of the CMS shall include, at a minimum, the Finance Materials, all policy changes, new products, advertisements, press releases, and the website(s) used in connection with the Program;

(k)
maintain a compliance training program for its officers, directors, employees, and agents that is acceptable to Bank; as part of the program, Company shall, subject in each case to the approval of Bank, (i) identify applicable Company officers, directors, employees, and agents and assign appropriate training courses to each and (ii) determine a schedule of each training course and when each applicable officer, director, employee, and agent shall take each such course; Company shall provide reports to Bank regarding the compliance training program on a quarterly basis or, if requested by Bank, more frequently;

(l)
designate a dedicated compliance officer for purposes of the Program, acceptable to Bank, who shall oversee reviews of Company’s compliance with laws and regulations that may be applicable, including, to the extent applicable, the Fair Credit Reporting Act, the Equal Credit Opportunity Act, the Fair Debt Collection Practices Act, the Truth-in-Lending Act and Regulation Z, the Federal Trade Commission (FTC) Act, the Consumer Financial Protection Act, and laws prohibiting unfair, deceptive, or abusive acts or practices; and, in the event of the termination of the employment of the compliance officer, promptly employ a replacement compliance officer acceptable to Bank;

(m)
cooperate with and bear the expenses of a compliance audit of the Program on an annual basis, and such other audits as may be requested by Bank from time to time in its reasonable discretion, in each case to be conducted by a third-party audit firm that is selected by and reports to Bank; the scope of each audit shall be determined by Bank (considering in good faith input received by Company), and may include the activities of significant subcontractors; Bank shall receive all draft and final reports of the audit firm and shall be included in any meetings or correspondence related to the audit; the auditor shall deliver the final audit report to Bank, and Bank shall provide a copy of the report to Company;

(n)
provide to Bank, on an annual basis in writing, a report by the compliance officer of the results of all audits and reviews of the Program, and significant issues to be addressed (if any), as well as Company’s resolutions of such issues (if applicable); and

Company will provide to Bank a certification letter, each quarter, that it is complying with its obligations under this section. Bank will comply with any reporting requirements of the Utah Department of Financial Institutions or the FDIC applicable to Bank’s performance of this Agreement. The terms of this Section 30 shall survive the expiration or earlier termination of this Agreement until the expiration or earlier termination of the Servicing Agreement and, in addition,

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the terms of subsections (b), (f) and (g) of this section 30 shall survive the expiration or earlier termination of this Agreement until termination by their respective terms (if any).

31.
Prohibition on Tie-In Fees. Company shall not directly or indirectly impose or collect any fees, charges or remuneration relating to the processing or approval of an Application, the establishment of a Borrower Account or Loan, or the disbursement of Loan Proceeds, unless such fee, charge or remuneration is set forth in the Finance Materials or approved by Bank.

32.
Notice of Complaints and Regulatory Inquiries. Company shall notify Bank if it becomes aware of any inquiries, investigations, proceedings or questions (whether verbal or written, formal or informal) by any state attorney general, Regulatory Authority, government figure (including a state or federal legislator) or the Better Business Bureau or similar organization, or of any customer complaint that is directed or referred to any Regulatory Authority, government figure (including a state or federal legislator), or the Better Business Bureau or similar organization, relating to any aspect of the Program within five (5) days of becoming aware of such inquiry, investigation, proceeding, question or complaint, and Company shall provide Bank with all documentation relating thereto, subject to any legal prohibitions on disclosure of such investigation or proceeding. Company shall obtain Bank’s prior approval of any response to any inquiry, investigation, proceeding, question, or complaint referred to in the prior sentence, which approval shall not be unreasonably withheld, conditioned or delayed. With respect to other communications by Company with a Regulatory Authority regarding the Program, Company will obtain Bank’s prior approval of such communications unless (a) such communications are within the scope of a written communications protocol to which the Parties may agree in advance, (b) such communications are routine licensing renewals by Company, (c) such communications relate to obtaining or determining the applicability of licenses for Company, and Company has provided advance notice of such communications to Bank and an opportunity for Bank to discuss such communications with Company, or (d) such communications are reasonably necessary, under the circumstances, in the course of relationships between Company and its (but not Bank’s) Regulatory Authorities and are promptly (and in any even within five (5) Business Days) reported to Bank. Company shall maintain its complaint management program to address all complaints received by Company regarding the Program that is governed by its written policy, all in a manner that is subject to the approval of Bank. The complaint management program shall provide for root cause analysis of complaints as well as mitigation steps. In addition, Company shall provide Bank with periodic reporting, in a form and on a schedule mutually agreed upon by the Parties, summarizing customer complaints and litigation received by Company and the resolution thereof by Company. Company shall cooperate in good faith and provide such assistance, at Bank’s request, to permit Bank to promptly resolve or address any investigation, proceeding, or complaint. Company shall also notify Bank of any material litigation relating to the Program, including updates as reasonably requested by Bank and, where appropriate, subject to attorney-client privilege.

33.	Headings. Captions and headings in this Agreement are for convenience only, and are not to be deemed part of this Agreement.

34.	Privacy Law Compliance. Subject to Applicable Laws, Bank and Company shall comply with the privacy policy agreed upon by both Parties with respect to Applicants and Borrowers.

35.	Manner of Payments. Unless the manner of payment is expressly provided herein, all payments under this Agreement shall be made by wire transfer to the bank accounts designated by the

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respective Parties. Notwithstanding anything to the contrary contained herein, neither Party shall fail to make any payment required of it under this Agreement as a result of a breach or alleged breach by the other Party of any of its obligations under this Agreement or any other agreement, provided that the making of any payment hereunder shall not constitute a waiver by the Party making the payment of any rights it may have under the Program Documents or by law.

36.
Referrals. Neither Party has agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of such person’s services rendered in connection with this Agreement that would give rise to any valid claim against the other Party for any commission, finder’s fee or like payment.

37.
Financial Statements. (a) Within ninety (90) days following the end of Company’s fiscal year, Company shall deliver to Bank a copy of Company’s audited financial statements prepared by an independent certified public accountant, and (b) within forty-five (45) days following the end of each of Company’s fiscal quarters (other than year-end), Company shall deliver to Bank a copy of Company’s unaudited financial statements, in each case as of the year or quarter then ended and prepared in accordance with generally accepted accounting principles; provided that, as long as Company is required to file periodic reports under the Securities Exchange Act of 1934, such filings shall satisfy the financial statement delivery requirements set forth above. Company shall also deliver such additional unaudited financial statements and other information as Bank may request from time to time, within a reasonable period of time following such request.

38.	Information Security.

(a)
In connection with the Program, Company shall be responsible for maintaining an information security program that is designed, after consulting with Bank, to: (i) ensure the security and confidentiality of Applicant or Borrower information held on behalf of Bank; (ii) protect against any anticipated and emergent threats or hazards to security or integrity of such information held on behalf of Bank; (iii) protect against unauthorized access to or use of such information held on behalf of Bank that could result in substantial harm or inconvenience to any Applicant or Borrower; and (iv) ensure the proper disposal of customer information.

(b)
At least once annually, Company shall conduct an information technology audit consistent with banking industry practices, which shall include review of Company’s information security program. Such audit shall be conducted by a third-party audit firm that is acceptable to Bank; the scope of each audit shall be subject to the advance approval of Bank. Company shall promptly provide a copy of the audit report. Company shall promptly take action to correct any errors or deficiencies identified in any report or audit described in this Section 38, unless Bank agrees that correction is not required, and shall develop, with the approval of Bank, a schedule for the correction of such errors and deficiencies.

(c)
Company shall immediately (and in any event within twenty-four (24) hours after actual knowledge of such event) notify Bank of any actual, suspected or threatened (to the extent such threat is considered credible by Company) breach in information security involving personally identifiable information of Applicants or Borrowers. In any such event Company agrees that it will fully cooperate with Bank in investigating any such breach or unauthorized access. With respect to any such breach in data security,

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Company agrees to take action promptly, at its own expense, to investigate the breach, to identify, mitigate and remediate the effects of the breach and to implement any other reasonable and appropriate measures in response to the breach. Company will also provide Bank with all available information regarding such breach to assist Bank in implementing its information security response program and, if applicable, in notifying affected Applicants or Borrowers. Company shall pay for the costs of any such notification, which notification shall be subject to the advance consent of Bank which shall not be unreasonably withheld or delayed.

39.
Disaster Recovery and Business Continuity. Company shall maintain a disaster recovery and business continuity program and related policies acceptable to Bank (collectively, the “Business Continuity Plans”). Company agrees that such Business Continuity Plans shall be at least consistent with industry standards for the consumer lending industry and in compliance with all Applicable Laws. Company shall test its Business Continuity Plans at least once annually, and shall promptly provide Bank a copy of the report of such tests upon Bank’s request.

40.
Change of Control. Company shall provide written notice to Bank of any expected or anticipated Change of Control of Company not later than thirty (30) Business Days prior to the anticipated effective date of such Change of Control. Bank will treat such information as material non-public information and agrees that it will be subject to all confidentiality provisions of the Agreement.

41.	Minimum Obligations. The terms of Schedule 41 shall apply as if fully set forth in this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.
WEBBANK

By:	/s/ Kelly M Barnett

Name:	Kelly M Barnett
Title:     President

LENDINGCLUB CORPORATION

By:	/s/ Renaud Laplanche

Name:	Renaud Laplanche
Title:     Chief Executive Officer

[Signature Page to Marketing and Program Management Agreement]

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Schedule 1

I. Definitions

(a)	“ACH” means the Automated Clearinghouse.

(b)
“Affiliate” means, with respect to a Party, a Person who directly or indirectly controls, is controlled by or is under common control with the Party. For the purpose of this definition, the term “control” (including with correlative meanings, the terms controlling, controlled by and under common control with) means the power to direct the management or policies of such Person, directly or indirectly, through the ownership of twenty-five percent (25%) or more of a class of voting securities of such Person.

(c)
“Applicable Laws” means all federal, state and local laws, statutes, regulations and orders applicable to a Party or relating to or affecting any aspect of the Program including the Borrower Accounts, the Loans, the Program promotional and marketing materials and the Finance Materials, and all requirements of any Regulatory Authority having jurisdiction over a Party, as any such laws, statutes, regulations, orders and requirements may be amended and in effect from time to time during the term of this Agreement.

(d)	“Applicant” means an individual who or business that requests a Loan from Bank.

(e)	“Application” means any request from an Applicant for a Loan in the form required by Bank.

(f)	“Assumption Notice” shall have the meaning set forth in Section 9(c).

(g)	[***]

(h)	“Bank” shall have the meaning set forth in the introductory paragraph of this Agreement.

(i)	“Bank Secrecy Act Policy” shall have the meaning set forth in Section 5(a).

(j)	“Borrower” means an Applicant or other Person for whom Bank has established a Borrower Account and Loan, and/or who is liable, jointly or severally, for amounts owing with respect to a Loan.

(k)	“Borrower Account” means the relationship between an Applicant and Bank pursuant to which the Borrower may, from time to time, apply for a Loan.

(l)	“Borrower Account Agreement” means the document containing the terms and conditions of a Borrower Account including all disclosures required by Applicable Laws.

(m)	“Business Day” means any day, other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions in the State of Utah are authorized or obligated by law or executive order to be closed.

(n)
“Change of Control” means (i) an acquisition of Control of the Company by any person or entity that does not currently have Control of Company or (ii) the sale by Company of all, or substantially all, of its assets to any person or entity. Notwithstanding the

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foregoing, a public debt offering or initial public offering of the Company’s common stock shall be deemed not to be a “Change of Control.”

(o)	“Claim Notice” shall have the meaning set forth in Section 9(c).

(p)	“Collateral Account” shall have the meaning set forth in Section 32(a) of the Loan Sale Agreement.

(q)
“Confidential Information” means the terms and conditions of the Program Documents, and any proprietary information or non-public information of a Party, including a Party’s proprietary marketing plans and objectives.

(r)	“Control” means, with respect to Company, the ability of a stockholder to vote, directly or indirectly, at least forty-five (45%) of any class of voting securities of the Company.

(s)
“Credit Policy” means the minimum requirements of income, residency, employment history, credit history, and/or other such considerations that Bank uses to approve or deny an Application and to establish a Loan, and the interest rates and origination fees applicable to approved Loans.

(t)	“Disclosing Party” shall have the meaning set forth in Section 11(b)(2).

(u)	“Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

(v)
“Excluded Servicing Losses” means credit losses due to Borrower non-payment on those Loans and Receivables that are not offered for sale to Company (or a third party approved by Company), but “Excluded Servicing Losses” expressly excludes any losses to the extent arising from (i) the gross negligence or willful misconduct of Company in connection with Company’s servicing of any Loan held by Bank, (ii) the breach by Company or its agents or representatives of any obligation under the Program Documents, and (iii) verified identity theft as defined in the Company’s policies and procedures by an Applicant or Borrower.

(w)	“Existing Program Agreement” shall have the meaning set forth in the recitals.

(x)	“Finance Materials” shall have the meaning set forth in Section 4.

(y)	“Force Majeure Event” shall have the meaning set forth in Section 27.

(z)	“Funding Amount” means the aggregate amount of all Loan Proceeds to be disbursed by Bank to or on behalf of Borrowers on each Funding Date, as listed on a Funding Statement.

(aa)	“Funding Date” means the Business Day on which any pending Applications are approved.

(bb)
“Funding Statement” means the statement prepared by Company in the form of Exhibit F on a Business Day that contains (i) a list of all Applicants who meet the eligibility criteria set forth in a Credit Policy, for whom Bank is requested to establish Loans or

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fund Loan Advances; and (ii) the computation of the Loan Proceeds and all information necessary for the transfer of Loan Proceeds to the accounts designated by the corresponding Borrowers, including depository institution names, routing numbers and account numbers; (iii) the computation of the Transaction Fee owed to Company; and (iv) such other information as shall be reasonably requested by Bank and mutually agreed to by the Parties.

(cc)	“Indemnifiable Claim” shall have the meaning set forth in Section 9(b).

(dd)	“Indemnified Parties” shall have the meaning set forth in Section 9(a).

(ee)
“Insolvent” means the failure to pay debts in the ordinary course of business, the inability to pay its debts as they come due or the condition whereby the sum of an entity’s debts is greater than the sum of its assets.

(ff)	“Licensee” shall have the meaning set forth in Section 12.

(gg)	“Licensing Party” shall have the meaning set forth in Section 12.

(hh)	“Line of Credit” means a business purpose revolving Loan that permits multiple Loan Advances over the time that such Loan is open.

(ii)	“Loan” means (1) a consumer or business installment loan or (2) a Line of Credit, in each case established by Bank pursuant to the Program and pursuant to a Borrower Account.

(jj)	“Loan Advance” means an extension of credit pursuant to a Line of Credit.

(kk)	“Loan Agreement” means the document containing the terms and conditions of a Loan including all disclosures required by Applicable Laws.

(ll)
“Loan Origination Fee” means the fee charged by Bank to Borrowers and deducted from the Loan Proceeds disbursed by Bank to or on behalf of Borrowers, as disclosed to Borrowers in the Finance Materials.

(mm)
“Loan Sale Agreement” means that Loan and Receivable Sale Agreement, dated as of even date herewith, between Bank and Company, pursuant to which Bank agrees to sell to Company, and Company agrees to purchase from Bank, Loans and Receivables, as amended, restated, supplemented or otherwise modified from time to time, including by the Side Letter.

(nn)	“Loan Proceeds” means the funds disbursed to a Borrower by Bank pursuant to a Loan established by Bank under the Program, including a Loan Advance, not including any Loan Origination Fee.

(oo)	“Losses” shall have the meaning set forth in Section 9(a).

(pp)	“Party” means either Company or Bank and “Parties” means Company and Bank.

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(qq)
“Person” means any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity, or other entity of similar nature.

(rr)
“Prior Programs” means the “Program” as defined in the Existing Program Agreement, the “Program” as defined in the Second Amended and Restated Program Agreement dated as of February 28, 2014 between Bank and Company, the “Program” as defined in the Amended and Restated Program Agreement dated as of November 8, 2010 between Bank and Company, and the “Program” as defined in the Loan Program Agreement dated as of December 10, 2007 between Bank and Company.

(ss)
“Prior Program Documents” means the Existing Program Agreement, the Second Amended and Restated Program Agreement dated as of February 28, 2014 between Bank and Company, the Amended and Restated Program Agreement dated as of November 8, 2010 between Bank and Company, the Loan Account Program Agreement dated as of December 10, 2007 between Bank and Company, the Third Amended and Restated Loan Sale Agreement dated as of March 10, 2015 between Bank and Company, the Second Amended and Restated Loan Sale Agreement dated as of February 28, 2014 between Bank and Company, the Amended and Restated Loan Sale Agreement dated as of November 8, 2010 between Bank and Company, and the Loan Sale Agreement dated as of December 10, 2007 between Bank and Company, each as amended from time to time.

(tt)
“Program” means the loan program pursuant to which Bank will establish Borrower Accounts and Loans and disburse Loan Proceeds to or on behalf of Borrowers pursuant to the terms of this Agreement, and Company will service the Borrower Accounts and Loans, initially as described in Exhibit A attached hereto.

(uu)
“Program Compliance Manual” means the policies and procedures for the implementation of the Program by Company at Bank’s direction and oversight, including the policies and procedures regarding the (i) solicitation and receipt of Applications, (ii) underwriting of Loans, (iii) processing of Applications, (iv) requirements of the USA PATRIOT Act Customer Identification Program, and (iv) initial and periodic Office of Foreign Assets Control screenings.

(vv)
“Program Documents” means this Agreement, the Loan Sale Agreement, the Servicing Agreement, the Security Agreement and the Side Letter, as each may be amended, restated, supplemented or otherwise modified from time to time.

(ww)	“Program Threshold Amount” shall have the meaning set forth in Schedule 41.

(xx)	“Proprietary Material” shall have the meaning set forth in Section 12.

(yy)
“Receivable” means, with respect to any Line of Credit of any Borrower, any right to payment from or on behalf of the Borrower in respect of the Line of Credit, and includes any existing, as well as the right to payment of any future, interest charges, late fees, returned check fees and any and all other fees and charges and other obligations of the Borrower with respect to the Line of Credit. Each Receivable includes all rights of Bank to payment under the Loan Agreement with such Borrower.

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(zz)
“Regulatory Authority” means any federal, state or local regulatory agency or other governmental agency or authority having jurisdiction over a Party and, in the case of Bank, shall include, but not be limited to, the Utah Department of Financial Institutions and the Federal Deposit Insurance Corporation.

(aaa)	“Restricted Party” shall have the meaning set forth in Section 11(a).

(bbb)	“Security Agreement” means the Security Agreement, dated as of October 3, 2014, between Bank and Company, as amended, restated, supplemented or otherwise modified from time to time.

(ccc)	“Servicing Agreement” means the Servicing Agreement, dated as of even date herewith, between Bank and Company, as amended, restated, supplemented or otherwise modified from time to time.

(ddd)	“Servicing Materials” shall have the meaning set forth in Section 5(k).

(eee)
“Side Letter” means that certain letter agreement, dated as of October 3, 2014, regarding Modification of Control Account Collateral Requirement, between Bank and Company, as amended, restated, supplemented or otherwise modified from time to time.

(fff)	“Transaction Fee” means, [***].
The terms “Designated Amount” and “Per Loan Amount” have the meanings set forth in Schedule 41.
II. Construction

As used in this Agreement:

(a)	All references to the masculine gender shall include the feminine gender (and vice versa);

(b)	All references to “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”;

(c)	References to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation;

(d)	References to “dollars” or “$” shall be to United States dollars unless otherwise specified herein;

(e)	Unless otherwise specified, all references to days, months or years shall be deemed to be preceded by the word “calendar”;

(f)	All references to “quarter” shall be deemed to mean calendar quarter; and

(g)
The fact that Bank or Company has provided approval or consent shall not mean or otherwise be construed to mean that: (i) either Party has performed any due diligence with respect to the requested or required approval or consent, as applicable; (ii) either

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Party agrees that the item or information for which the other Party seeks approval or consent complies with any Applicable Laws; (iii) either Party has assumed the other Party’s obligations to comply with all Applicable Laws arising from or related to any requested or required approval or consent; or (iv) except as otherwise expressly set forth in such approval or consent, either Party’s approval or consent impairs in any way the other Party’s rights or remedies under the Agreement, including indemnification rights for Company’s failure to comply with all Applicable Laws.

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Schedule 41

The following terms shall apply as if fully set forth in the Agreement:
(a) Bank shall have the right to be the [***] on not less than an [***] (the “Origination Amount”) of all applications for [***] submitted through the Company platform and/or website; provided, that [***] shall [***]: (i) [***], or (ii) (A) to the extent the Company has requested [***] or (B) the Company has requested [***] to (x) the loan application [***] or (y) the [***] for such applications in (x) and, in the case of either (A) or (B), the Bank has [***], or (iii) [***]. The Origination Amount shall be: [***]. The parties agree that the Company may present more than the applicable Origination Amount to Bank.
(b) With respect to any other loan products that may be promoted by Company, Company will [***]. Unless [***], the parties will [***]. If the proposed loan product is [***]. The terms for any new loan products shall be agreed upon and incorporated into the Program Documents. [***]
(c) Bank shall have the right to be the [***] (the “[***] Origination Amount”) of all [***] loans submitted through the Company platform and/or website [***] ; provided, that [***] shall [***]: (i) [***], or (ii) (A) to the extent the Company has requested that Bank [***] or (B) the Company has requested [***] (x) the loan application for [***] hosted on the Company’s website as part of the Program or (y) [***] for such applications in (x) and, in the case of either (A) or (B), the Bank has [***]. The [***] shall be: [***]. The parties agree that the Company may present more than the applicable [***] Origination Amount to Bank.
(d) Bank shall have the right to be the [***] on [***] submitted through the Company platform and/or website or [***]; provided, that [***]shall [***]: (i) [***], or (ii) (A) to the extent the Company has requested that Bank [***] or (B) the Company has requested [***] (x) the loan application for [***] hosted on the Company’s website as part of the Program or (y) [***] for such applications in (x) and, in the case of either (A) or (B), the Bank has [***].
(e) Bank shall have the right to be the [***] on [***] submitted through the Company platform and/or website. [***] after the Effective Date, the Parties [***] and the terms of the Program Documents governing [***], and consider any changes that may be appropriate including [***].
(f) If Company has requested an increase in the [***] in accordance with [***] of the Agreement and [***], then any [***] that [***] then in effect shall be [***] Schedule 41 [***].
(g) The term “[***]” with respect to a [***] is [***] to (1) [***] of (i) the [***], multiplied by (ii) the [***].
The “[***]” for a [***] is the [***]:

[***]

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[***]

[***]

For additional [***] of Loans, the [***] shall be [***].
“Total Loan Volume,” for each [***] Loan, is equal to [***].
For the avoidance of doubt, the determination of the [***] for a Loan is made [***], with the [***] and so on. For the additional avoidance of doubt, the volume of [***] are separately [***].
(h) The term “[***]” means [***].
(i) If the total of all [***] for Loans originated and [***] funded in a month is [***], then Company shall [***] and the total of all [***] for Loans originated and [***] funded in such month.
(j) The term “Program Threshold Amount” means [***], or the amount that may be determined from time to time pursuant to [***].
(k) The audit contemplated by Section 30(m) shall include a review of each model used in connection with the Program and the associated model governance, and validation of each model on an appropriate schedule.

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Exhibit A

The Program

Exhibit B

Credit Policy

Exhibit C

Form of Application

Exhibit D

Borrower Account and Loan Documentation

Exhibit E
Bank Secrecy Act Policy

Exhibit F

Sample Funding Statement

Exhibit G

Third-Party Service Contractors

Third-Party Service Contractor	Service Provided

Exhibit H

Insurance Requirements

(a)    From the Effective Date and until termination of this Agreement, Company will maintain insurance of the following kinds and amounts, or in amounts required by Applicable Laws, whichever is greater.
(i)    A blanket fidelity bond and an errors and omissions insurance policy, with broad coverage on all officers and employees acting in any capacity with regard to handling funds, money, or documents. The fidelity bond and errors and omissions insurance shall be in a form reasonably acceptable to Bank and shall protect and insure against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such persons. No provision of this paragraph requiring the fidelity bond and errors and omissions insurance shall diminish or relieve Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least $1,000,000, with the exception of $500,000 minimum coverage for forgery.
(ii)    Commercial general liability insurance written on an occurrence basis against claims on account of bodily injury, death or property damage. Such insurance shall have a combined single limit of not less than $1,000,000 per occurrence and $1,000,000 annual aggregate for bodily injury, death and property damage.
(iii)    Worker’s Compensation and employers’ liability insurance affording (A) protection under the Worker’s Compensation Law containing an all states endorsement and (B) Employers’ Liability Protection subject to a limit of not less than $500,000.
(iv)    Upon reasonable request by Bank, such other insurance as may be maintained by Persons engaged in the same or similar business and similarly situated.

(b)    Insurance policies required to be maintained hereunder shall be procured from insurance companies reasonably acceptable to Bank. Liability insurance limits may be provided through any combination of primary and/or excess insurance policies. If requested by Bank, Company shall cause to be delivered to Bank annually a certified true copy of each fidelity bond and insurance policy required under this Agreement.

Exhibit I

Program Compliance Manual